                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 March 10, 2000

                             ---------------------

                Date of Report (Date of earliest event reported)

                             AMKOR TECHNOLOGY, INC.

                             ---------------------

             (Exact name of Registrant as specified in its charter)

                                    Delaware

                             ---------------------

                 (State or other jurisdiction of incorporation)

      0-29472                                           23-1722724
--------------------                        ------------------------------------
(Commission File No.)                       (IRS Employer Identification Number)

                              1345 Enterprise Drive
                             West Chester, PA 19380
                                 (610) 431-9600
                             ---------------------
                    (Address of Principal Executive Offices)
                             ---------------------
          (Former name or former address, if changed since last report)

Item 5.  OTHER EVENTS

     a) Our Proposed Acquisition of ASI's Packaging and Test Business and Investment in ASI

     References in this report to "won" or "W" are to the currency of the Republic of Korea. The won has historically fluctuated significantly against the U.S. dollar and other foreign currencies in recent years. Unless otherwise indicated, all conversions of U.S. dollars to won and vice versa have been made at an exchange rate of W1,135 to $1.00, the base rate under the market average exchange rate system, as announced by the Korea Financial Telecommunications and Clearing Institute in Seoul, Korea (the "Market Average Exchange Rate"), on December 31, 1999. On February 29, 2000, the Market Average Exchange Rate was W1,132 to U.S.$1.00. No representation is made that the won or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or won, as the case may be, at any particular rate or at all.

PROPOSED ACQUISITION

     We have agreed with ASI, subject to certain conditions, to purchase ASI's packaging and test business, which consists primarily of its K1, K2 and K3 factories. The purchase price for these assets will be approximately $950.0 million. The table below provides selected information about these factories:

                                                     APPROXIMATE
                                                    FACTORY SIZE
      FACTORY           LOCATION       EMPLOYEES    (SQUARE FEET)                SERVICES
      -------        --------------    ---------    -------------    ---------------------------------
K1.................  Seoul, Korea        3,300         646,000       lead frame packaging and package
                                                                     and process development
K2.................  Pucheon, Korea      1,800         264,000       lead frame and laminates
                                                                     packaging services
K3.................  Pupyong, Korea      1,500         404,000       advanced lead frame packaging and
                                                                     test services

     In connection with our acquisition of K1, K2 and K3, we will acquire all of ASI's patents, patent applications and other intellectual property rights related to its packaging and test business. We also plan to retain the approximately 6,600 Korean employees currently working at K1, K2 and K3. We intend to complete the acquisition during the second quarter of 2000.

PROPOSED INVESTMENT

     In October 1999, we purchased 10 million shares of ASI's common stock at a price of W5,000 per share, for approximately $41.6 million. As a result of this investment and the conversion of ASI's debt to equity by ASI's creditor banks, we now own approximately 18% of ASI's voting stock. We have also agreed to make a $459.0 million additional investment in ASI, subject to certain conditions. We have agreed to invest $309.0 million of this additional investment at the time we acquire K1, K2 and K3, with the remaining $150.0 million to be invested in three installments: $30.0 million by June 30, 2000, $60.0 million by August 31, 2000 and $60.0 million by October 31, 2000. However, we have the right to accelerate this investment. Of this $459.0 million investment, $109.0 million will be invested at a purchase price of W8,000 per share and the remaining $350.0 million will be invested at W18,000 per share. Our investment will fulfill our prior obligation to invest $150.0 million in ASI. Based upon an exchange rate of W1,135 per $1.00 at December 31, 1999, we would purchase a total of 37.5 million shares for this $459.0 million investment in ASI. If we acquire this number of shares of ASI's common stock, assuming ASI's creditor banks convert an additional W150 billion (approximately $132.0 million) of their ASI debt to equity in connection with our acquisition and investment, we will own approximately 43% of ASI's outstanding voting stock.

PROPOSED FINANCING

     We intend to finance the purchase of K1, K2 and K3 and the investment in ASI with our proposed private placement of Series A preferred stock, approximately $600.0 million of new secured bank debt, a proposed issuance of $425.0 million of convertible subordinated notes and cash on hand.

     In November 1999, we secured a commitment from a group of institutional investors to provide $410.0 million in equity financing for use in connection with our proposed acquisition of K1, K2 and K3.

If we consummate our acquisition of K1, K2 and K3, we would issue to these investors a total of 2,050,000 shares of Series A preferred stock, convertible into an aggregate of 20,500,000 shares of our common stock. In addition, we would issue warrants for an aggregate of 3,895,000 million shares of our common stock with a strike price of $27.50 per share to the Series A preferred stock investors. These warrants would expire four years after the date we issue them. For a more complete description of the rights and privileges of the Series A preferred stock, as well as a description of ancillary agreements that we would enter into with the Series A preferred stock investors, see "Proposed Private Placement of Series A Preferred Stock."

     We expect to borrow $600.0 million in term loans under a new $800.0 million secured credit facility to be provided by a syndicate of institutional lenders. We are currently in the process of negotiating the terms of the facility, which will also include an additional $200.0 million revolving credit line. The initial borrowing under the facility will be subject to the consummation of our proposed acquisition of K1, K2 and K3 and other related transactions. The facility will provide for amortization of the drawn amount over a five-year period and quarterly principal and interest payments. We will be required to make mandatory prepayments under the facility out of a portion of any excess cash flow, the net proceeds of any asset sales and the net proceeds of any issuance of debt or equity securities, subject to certain exceptions. We expect that the agreement governing the facility will include certain financial covenants, as well as covenants restricting our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. We expect that our obligations under the facility will be guaranteed by certain of our subsidiaries and will be secured by a pledge of the domestic assets of our company and our subsidiaries, a pledge of the shares of certain of our subsidiaries and a pledge of certain intercompany indebtedness.

     The closing of our private placement of Series A preferred stock and our proposed new secured bank financing is expected to take place concurrently with, and is conditioned upon, the closing of our acquisition of K1, K2 and K3 and our investment in ASI. We cannot assure you that any of these transactions will occur.

RELATIONSHIP WITH ASI FOLLOWING OUR ACQUISITION OF ASI'S PACKAGING AND TEST BUSINESS AND OUR INVESTMENT IN ASI

     If we complete our proposed acquisition of K1, K2 and K3 and our proposed investment in ASI, we expect to continue to have certain contractual and other business relationships with ASI, including under our wafer fabrication services supply agreement with ASI. Under this supply agreement, we will continue to have the exclusive right to all of the wafer output of ASI's wafer fabrication facility. The supply agreement has a five-year term, expiring November 1, 2002, and may be terminated by either party upon five years' written notice after completion of the initial five year term. The supply agreement may also be terminated upon breach or insolvency of either party. The supply agreement generally provides for continued cooperation between our company and ASI in research and development.

     Concurrent with the completion of our proposed acquisition of K1, K2 and K3, we will enter into a transition services agreement with ASI. Pursuant to this agreement, we will provide many of the same services to ASI's wafer fabrication business that had been provided by ASI's packaging and test business prior to its acquisition by us, including human resources, accounting and general administrative services and customer services.

     Following our proposed investment in ASI and the anticipated conversion of additional ASI debt to equity by ASI's creditor banks, we will own approximately 43% of ASI's outstanding voting stock. Accordingly, we will report ASI's financial results in our financial statements through the equity method of accounting. If ASI's results of operations are adversely affected for any reason, our results of operations will suffer as well. Financial or other problems affecting ASI could also lead to a complete loss of our investment in ASI. In addition, under proposed changes in U.S. GAAP, we could be required to consolidate ASI's financial results with ours. In such an event, adverse changes in any line item of ASI's financial statements would adversely affect the corresponding line items in our consolidated financial statements.

     Our company and ASI will also continue to have close ties due to our overlapping ownership and management. We expect that Mr. James Kim will continue to serve as Chairman and as a Director of ASI and as our Chairman and Chief Executive Officer. The Kim family currently beneficially owns approximately 59% of our outstanding common stock and approximately 11% of ASI's voting stock. If we complete our proposed private placement of Series A preferred stock, our proposed investment in ASI and if ASI's creditor banks convert additional ASI debt into equity, the Kim family will beneficially own approximately 51% of our outstanding voting stock and approximately 6% of ASI's voting stock. Even though the Kim family's direct ownership of ASI and our company will be reduced, we believe that the Kim family will continue to exercise significant influence over our company, ASI and its affiliates.

     We have also entered into agreements with ASI and Texas Instruments relating to our wafer fabrication business. For information on these agreements, see "Business -- Wafer Fabrication Services" in our report on Form 10-K for the year ended December 31, 1998.

     We may engage in other transactions with ASI from time to time that are material to us. The indentures governing our senior subordinated notes, our subordinated notes and our convertible subordinated notes, as well as the agreements relating to our new secured bank debt, restrict our ability to enter into transactions with ASI and other affiliates.

             PROPOSED PRIVATE PLACEMENT OF SERIES A PREFERRED STOCK

     In November, 1999 we secured a commitment from a group of investors to provide $410.0 million in equity financing for use in connection with our proposed acquisition of K1, K2 and K3 and proposed investment in ASI. The following discussion assumes that we have consummated these transactions.

SERIES A PREFERRED STOCK

     We would issue to these investors 2,050,000 shares of Series A preferred stock, convertible into an aggregate of 20,500,000 shares of our common stock. The Series A preferred stock would be convertible at any time at the election of the holder, and would convert automatically upon the earlier of (i) such time that the fair market value of our common stock exceeded predetermined levels for 30 consecutive trading days or (ii) five years after the first issue date of the Series A preferred stock. Holders of the Series A preferred stock would be entitled to receive dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor and prior to payment of dividends to holders of common stock. In the event of a liquidation, dissolution or winding up of our Company, holders of Series A preferred stock would be entitled to receive $200 per share, or an aggregate of $410.0 million (assuming issuance of 2,050,000 shares of Series A preferred stock) prior to and in preference of the holders of common stock. After the Series A preferred stock liquidation preference is paid, the holders of common stock would be entitled to share equally and ratably in the remaining assets of the Company, if any.

     Holders of Series A preferred stock would be entitled to vote on all matters on which the holders of common stock are entitled to vote and have the number of votes equal to the number of shares of common stock into which their shares of Series A preferred stock are convertible. In addition, the holders of the Series A preferred stock would be entitled to a class vote to approve (i) changes to our Certificate of Incorporation or Bylaws if such change would directly and adversely affect the rights of the Series A preferred stock or (ii) authorization of any class of stock having preference or priority to the rights of the Series A preferred stock. Finally, for so long as at least 500,000 shares of Series A preferred stock remain outstanding, the holders of the Series A preferred stock will be entitled to elect one member of our Board of Directors.

WARRANTS

     We would issue warrants for an aggregate of 3,895,000 shares of common stock with a strike price of $27.50 per share to the Series A preferred stock investors. These warrants would expire four years after the date we issue them.

STOCKHOLDER RIGHTS AGREEMENT

     We would enter into an agreement with the Series A preferred stock investors relating to their rights and obligations as stockholders. The agreement would include the following provisions:

     - Registration Rights: Holders of the Series A preferred stock and warrants issued with respect thereto would be entitled to certain rights with respect to the registration of the resale of shares of common stock issued on conversion or exercise thereof (the "Registrable Securities") under the Securities Act. We will have an obligation to register part or all of these shares after the first anniversary of the date we first issue the Series A preferred stock on up to four occasions if the holders of at least 20% of the Registrable Securities request that we do so, provided that we have not already caused a registration statement to go effective within the last nine months. In addition, we shall extend to the holders of Registrable Securities the right to include their securities in registrations initiated by us. These registration rights would expire six years after we issue the Series A preferred stock.

     - Preemptive Rights: We would extend to the holders of at least 750,000 shares of Registrable Securities the right to purchase up to their pro-rata amount of new securities that we issue, subject to various exceptions, until five years after we issue the Series A preferred stock.

     - Board Observation Rights: We would extend to two investors observation rights to Board of Directors meetings for so long as each investor holds at least 1,250,000 Registrable Securities.

     - Restrictions on Transfer: The holders of Registrable Securities would agree to limitations on their ability to transfer our securities under certain circumstances.

     - Company Right of First Refusal: The holders of Registrable Securities would agree to grant us a right of first refusal to acquire shares of our capital stock held by them on the terms they would propose to transfer such securities to third parties.

CO-SALE AGREEMENT

     We would enter into an agreement with the Series A preferred stock investors and certain of our existing stockholders to provide the Series A preferred stock investors with co-sale rights with respect to prospective transfers of our securities by the existing stockholders.

     b)   Financial Data of Amkor and ASI

          1)   Unaudited Pro Forma Consolidated Financial Data of Amkor

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF AMKOR

     The unaudited pro forma consolidated balance sheet as of December 31, 1999 appearing below gives effect to the following proposed transactions as if they had occurred on December 31, 1999:

     - our proposed $410.0 million private placement of our Series A preferred stock;

     - our proposed incurrence of $600.0 million of new secured bank debt;

     - our proposed issuance of $425.0 million of convertible subordinated notes;

     - our proposed acquisition of K1, K2 and K3 for $950.0 million;

     - our proposed $459.0 million equity investment in ASI;

     - ASI's use of the net proceeds from its proposed sale of K1, K2 and K3 and our proposed investment, principally to repay outstanding debt; and

     - the proposed conversion of W150 billion (approximately $132.0 million) of ASI's debt to equity by ASI's creditor banks.

     In addition, the pro forma as adjusted financial data reflects the following transactions which occurred in 1999:

     - our acquisition of K4 in May 1999 for $582.0 million and our incurrence of $625.0 million of long-term debt in connection with that acquisition;

     - our W50 billion (approximately $41.6 million) equity investment in ASI in October 1999;

     - the conversion of W98 billion (approximately $82.0 million) of ASI's debt into equity by ASI's creditor banks in October 1999; and

     - ASI's use of the net proceeds from its sale of K4 and our investment in October 1999 principally to repay outstanding debt.

     The unaudited pro forma consolidated income statement for the year ended December 31, 1999 appearing below gives effect to these proposed and historical transactions as if they had occurred on January 1, 1999.

     The unaudited pro forma consolidated financial information appearing below is not necessarily indicative of the results of operations and financial condition that we would have achieved if the completed and proposed transactions described above had actually been consummated on such dates, nor are they necessarily indicative of the future results and financial condition we will achieve if the proposed transactions are consummated. In addition, while we expect that the proposed transactions described above will be consummated on the terms described in this offering memorandum, these transactions may not be consummated on those terms, or at all. Accordingly, our future results and financial condition could vary significantly from the unaudited pro forma consolidated financial information appearing below.

     We have used the purchase method of accounting in accordance with APB Opinion No. 16 "Business Combinations" to prepare the accompanying unaudited pro forma consolidated financial information. Under this method of accounting, we allocated (1) the $575.0 million aggregate purchase price of K4, plus $7.0 million of assumed employee benefit liabilities and (2) the $950.0 million aggregate purchase price of K1, K2 and K3, to specific assets acquired based on their estimated fair values. The purchase price does not include $20.3 million of transaction expenses incurred in connection with the acquisition of K4 or the $30.0 million of estimated transaction fees and expenses expected to be incurred in connection with our proposed acquisition of K1, K2 and K3. The balance of the purchase price of both the acquisition of K4 and of K1, K2 and K3 represents the excess of cost over net assets acquired. We have estimated the preliminary fair value of K1, K2 and K3 assets based primarily on our knowledge of this business and on information furnished by ASI. We will determine the final allocation of the purchase price after the consummation of the acquisition of K1, K2 and K3 based upon the receipt of an appraisal. We will not complete all of the work required to fully evaluate the assets acquired by the time of the closing of the acquisitions. Accordingly, we may not finalize purchase accounting adjustments for up to one year after the closing of our acquisition of K1, K2 and K3.

     We have used the equity method of accounting in accordance with APB Opinion No. 18 to prepare the accompanying unaudited pro forma financial information to give effect to the investment in ASI. Under this method of accounting, the investment in ASI is carried at cost plus or minus our equity in all increases or decreases in the investee's net assets after the date of acquisition. Under the equity method, net income and stockholders' equity of the investor should be the same as if the investor fully consolidated the affiliate. Accordingly, we have included in the unaudited pro forma consolidated income statements for the year ended December 31, 1999 the equity in the loss of ASI, including amortization of the excess of the cost of the investment over the underlying equity in the net assets at the date of acquisition.

     We have prepared the unaudited pro forma consolidated financial information in accordance with U.S. GAAP. These principles require us to make extensive use of estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (2) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                                     PRO FORMA
                                                                                    ADJUSTMENTS
                                                                                      FOR THIS
                                                                                   OFFERING, OUR
                                                                                      SERIES A
                                                                                     PREFERRED
                                                                     PRO FORMA       FINANCING,
                                                                    ADJUSTMENTS       OUR NEW
                                                                        FOR         SECURED BANK
                                                         K1, K2     ACQUISITION       DEBT AND
                                            AMKOR        AND K3      OF K1, K2     OUR INVESTMENT     PRO FORMA
                                          HISTORICAL   HISTORICAL     AND K3           IN ASI        AS ADJUSTED
                                          ----------   ----------   -----------    --------------    -----------
                                                                      (IN THOUSANDS)
ASSETS
Cash and cash equivalents...............  $   98,045   $      --     $      --       $  (90,986)(a)  $    7,059
Short-term investments..................     136,595          --            --               --         136,595
Accounts receivable:
  Trade.................................     157,281       3,416        (3,416)(b)       71,500(e)      228,781
  Due from affiliates...................       6,278     304,762      (304,762)(b)           --           6,278
  Other.................................       6,469       3,653        (3,653)(b)           --           6,469
Inventories.............................      91,465       7,984            --               --          99,449
Other current assets....................      11,117       2,666        (2,666)(b)           --          13,552
                                          ----------   ---------     ---------       ----------      ----------
         Total current assets...........     507,250     322,481      (314,497)         (19,486)        495,748
                                          ----------   ---------     ---------       ----------      ----------
Property, plant and equipment, net......     859,768     404,384        20,616(c)            --       1,284,768
                                          ----------   ---------     ---------       ----------      ----------
Investments.............................      63,672          --       459,000(j)            --         522,672
                                          ----------   ---------     ---------       ----------      ----------
Other assets:
  Due from affiliates...................      27,858         277          (277)(b)           --          27,858
  Excess of cost over net assets
    acquired............................     233,532          --       517,016(d)            --         750,548
  Deferred income taxes.................          --      41,656       (41,656)(b)           --              --
  Other.................................      63,009       4,953        (4,953)(b)       30,000(f)       93,009
                                          ----------   ---------     ---------       ----------      ----------
         Total other assets.............     324,399      46,886       470,130               --         871,415
                                          ----------   ---------     ---------       ----------      ----------
         Total assets...................  $1,755,089   $ 773,751     $ 635,249       $   10,514      $3,174,603
                                          ==========   =========     =========       ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Bank overdraft..........................  $   16,209   $      --     $      --       $       --      $   16,209
Short-term borrowings and current
  portion of long-term debt.............       6,465          --            --           (6,465)(k)          --
Trade accounts payable..................     122,147      51,360       (51,360)(b)           --         122,147
Due to affiliates.......................      37,913      14,788       (14,788)(b)           --          37,913
Accrued expenses........................      88,577      13,845       (13,845)(b)           --          88,577
Accrued income taxes....................      41,587          --            --               --          41,587
                                          ----------   ---------     ---------       ----------      ----------
         Total current liabilities......     312,898      79,993       (79,993)              --         306,433
Long-term debt..........................       9,021          --            --          600,000(g)      600,000
                                                                                         (9,021)(k)          --
Due to affiliates.......................          --     124,294      (124,294)              --              --
Senior and senior subordinated notes....     625,000          --            --               --         625,000
Convertible subordinated notes..........      53,435          --            --          425,000(h)      478,435
Other noncurrent liabilities............      16,994      45,122       (45,122)(b)           --          16,994
                                          ----------   ---------     ---------       ----------      ----------
         Total liabilities..............   1,017,348     249,409      (249,409)       1,025,000       2,026,862
                                          ----------   ---------     ---------       ----------      ----------
Stockholders' equity:
  Common stock..........................         131          --            --               --             131
  Preferred stock.......................          --          --            --               20(i)           20
  Warrants outstanding..................          --          --            --           35,000          35,000
  Additional paid-in capital............     551,964          --            --          374,980(i)      926,944
  Receivable from stockholders..........      (3,276)         --            --               --          (3,276)
  Retained earnings.....................     189,733          --            --               --         189,733
  Unrealized losses.....................        (811)         --            --               --            (811)
  Net assets (liabilities)..............          --     524,342      (524,342)(b)           --              --
                                          ----------   ---------     ---------       ----------      ----------
         Total stockholders' equity.....     737,741     524,342      (524,342)         410,000       1,147,741
                                          ----------   ---------     ---------       ----------      ----------
         Total liabilities and
           stockholders' equity.........  $1,755,089   $ 773,751     $(773,751)      $1,428,535      $3,174,603
                                          ==========   =========     =========       ==========      ==========

---------------
(a) Represents net cash to be used to acquire K1, K2 and K3, to make the additional investment in ASI and to pay transaction fees and expenses.

(b) Represents the elimination of those assets and liabilities of K1, K2 and K3 that we will not acquire or assume as part of our proposed acquisition of K1, K2 and K3.

(c) Represents the excess of the fair value over the book value of the property, plant and equipment acquired.

(d) Represents the excess of the purchase price for K1, K2 and K3 over the estimated fair values of the net assets acquired.

(e) Represents the repurchase of accounts receivable to retire the Company's accounts receivable sales agreement.

(f) Represents transaction fees and expenses, which have been recorded as deferred financing costs and will be amortized over the debt's term.

(g) Represents the financing of the transactions with $600.0 million of new secured bank debt.

(h) Represents the proposed issuance of $425.0 million of convertible subordinated notes.

(i) Represents the issuance of 2,050,000 shares of Series A preferred stock at $200 per share (convertible into 20,500,000 shares of common stock at $20.00 per share).

(j)  Represents our additional $459.0 million investment in ASI.

(k)  Represents the paydown of existing debt.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                                                      PRO FORMA
                                                                                                     ADJUSTMENTS
                                                                                                      FOR THIS
                                                                                     PRO FORMA      OFFERING, OUR
                                                        PRO FORMA                   ADJUSTMENTS   EQUITY FINANCING,
                                                        ADJUSTMENT                      FOR        OUR NEW SECURED
                                                           FOR           K1, K2     ACQUISITION     BANK DEBT AND
                               AMKOR          K4       ACQUISITION       AND K3      OF K1, K2     OUR INVESTMENT      PRO FORMA
                             HISTORICAL   HISTORICAL      OF K4        HISTORICAL     AND K3           IN ASI         AS ADJUSTED
                             ----------   ----------   ------------    ----------   -----------   -----------------   -----------
                                                                        (IN THOUSANDS)
Net revenues...............  $1,909,972    $ 42,582      $(39,353)(a)   $435,659     $(407,751)(a)     $     --       $1,941,109
Cost of revenues --
 including purchases
 from ASI..................   1,577,226      30,725       (39,353)(a)    289,233      (407,751)(a)           --        1,472,235
                                                           10,751(b)                    51,881(b)           --
                                                           (4,792)(c)                  (35,685)(c)           --
                             ----------    --------      --------       --------     ---------        --------        ----------
   Gross profit............     332,746      11,857        (5,959)       146,426       (16,196)             --           468,874
                             ----------    --------      --------       --------     ---------        --------        ----------
Operating expenses:
 Selling, general and
   administrative..........     145,233       2,344            --         16,120            --              --           163,697
 Research and
   development.............      11,436         536            --          3,383            --              --            15,355
                             ----------    --------      --------       --------     ---------        --------        ----------
     Total operating
       expenses............     156,669       2,880            --         19,503            --              --           179,052
                             ----------    --------      --------       --------     ---------        --------        ----------
   Operating income........     176,077       8,977        (5,959)       126,923       (16,196)             --           289,822
                             ----------    --------      --------       --------     ---------        --------        ----------
Other (income) expense:
 Interest expense, net.....      45,364      24,492        (1,319)(d)    (19,091)       19,091(d)       79,420(g)        152,690
                                     --          --            --             --            --           1,733(h)             --
                                                                                                         4,549(h)             --
                                                                                                        (1,549)(h)            --
 Foreign currency (gain)
   loss....................         308     (16,665)       16,665(d)        (582)          582(d)           --               308
 Other (income) expense,
   net.....................      25,117         113            --          1,449            --          (4,280)(i)        22,399
                             ----------    --------      --------       --------     ---------        --------        ----------
     Total other (income)
       expense.............      70,789       7,940        15,346        (18,224)       19,673          79,873           175,397
                             ----------    --------      --------       --------     ---------        --------        ----------
   Income (loss) before
     income taxes and
     minority interest.....     105,288       1,037       (21,305)       145,147       (35,869)        (79,873)          114,425
Provision for (benefit
 from) income taxes........      26,600          --        (5,937)(e)     46,376       (46,376)(p)         (182)          20,481
Equity in loss of
 investees.................      (1,969)         --            --             --       (67,766)(j)           --          (69,735)
                             ----------    --------      --------       --------     ---------        --------        ----------
   Net income..............  $   76,719    $  1,037      $(15,368)      $ 98,771     $ (57,259)       $(79,691)       $   24,209
                             ==========    ========      ========       ========     =========        ========        ==========
Basic net income
   per common share........         .64                                                                                      .20
Diluted net income
   per common share........         .63                                                                                      .17
Shares used in computing
   basic net income per
   common share............     119,341                                                                                  119,341
Shares used in computing
   diluted net income per
   common share............     135,067                                                                                  141,339


---------------
(a) We have eliminated the processing charges that we have paid to ASI for services performed for us at the K4 and the K1, K2 and K3 facilities under our supply agreements. Because we currently sell substantially all of K4's and K1, K2 and K3's services, the net revenue from the sale of these services to our customers is already reflected in our historical net revenues.

(b) Represents the amortization of goodwill related to our acquisition of K4 and our acquisition of K1, K2 and K3, assuming a ten-year life.

(c) Represents change in depreciation expense based on adjusted book values of acquired property, plant and equipment of K4 and of K1, K2 and K3.

(d) Represents the elimination of interest expense and foreign currency losses related to the debt of K4 and of K1, K2 and K3 which we have not assumed as part of the acquisition of K4 and will not assume as part of our acquisition of K1, K2 and K3. As it relates to the Acquisition of K4, interest expense, net includes (1) interest expense on $625 million of senior and senior subordinated notes at an assumed weighted average interest rate of 9.65% and
    (2) $1,017 of amortization of debt issuance costs, which are amortized over the life of the respective debt:

(e) Represents an income tax benefit due to the pro forma adjustments for interest expense.

(f) Represents the elimination of income tax expenses at K1, K2 and K3 due to the fact that profits of K1, K2 and K3 will be subject to a tax holiday in Korea.

(g) Represents: (1) Interest expense on $600.0 million of new secured bank debt and on $425.0 million of convertible notes at an assumed weighted average interest rate of 7.23% and (2) $5,332 of amortization of debt issuance costs, which are amortized over the life of the respective debt.

(h) Represents the net interest on funds used to finance the following: (1) the Company's $41.6 million investment in ASI made in October 1999; (2) cash used to pay down $15.5 million of the Company's existing debt offset by interest expense foregone on the same debt and (3) cash used to repurchase accounts receivable of $71.5 million and to fund transaction costs and expenses.

(i) Represents the Company's fees paid under its accounts receivable sale agreement.

(j) Represents the Company's equity in the loss of ASI, including amortization of the difference between the cost of the Company's investment over the underlying equity in net assets of ASI at the date of acquisition.

          2)   Unaudited Pro Forma Consolidated Financial Data of ASI

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF ASI

     The unaudited pro forma consolidated balance sheet of ASI as of December 31, 1999 appearing below gives effect to the following proposed transactions as if they had occurred on December 31, 1999:

     - ASI's proposed sale of K1, K2 and K3 for $950.0 million and its use of the net proceeds principally to repay outstanding debt;

     - our proposed $459.0 million equity investment in ASI;

     - ASI's use of the net proceeds from its proposed sale of K1, K2 and K3 and our proposed investment, principally to repay outstanding debt; and
     - the proposed conversion of W150 billion (approximately $125.4 million at the January 1, 1999 exchange rate) of ASI's debt to equity by ASI's creditor banks.

     In addition, the pro forma as adjusted financial data reflects the following transactions which occurred in 1999:

     - ASI's sale of K4 to our company in May 1999 for $582.0 million;
     - our W50 billion (approximately $41.6 million) equity investment in ASI in October 1999;
     - the conversion of W98 billion (approximately $82.0 million) of ASI's debt into equity by ASI's creditor banks in October 1999; and

     - ASI's use of the net proceeds from its sale of K4 and our investment in October 1999, principally to repay outstanding debt.

     The unaudited pro forma consolidated income statement of ASI for the year ended December 31, 1999 appearing below gives effect to these proposed and historical transactions as if they had occurred on January 1, 1999.

     The unaudited pro forma consolidated financial information appearing below is not necessarily indicative of the results of operations and financial condition that ASI would have achieved if the completed and proposed transactions described above had actually been consummated on such dates, nor are they necessarily indicative of the future results and financial condition ASI will achieve if the proposed transactions are consummated. In addition, while ASI expects that the proposed transactions described above will be consummated on the terms described in this offering memorandum, these transactions may not be consummated on those terms, or at all. Accordingly, ASI's future results and financial condition could vary significantly from the unaudited pro forma consolidated financial information appearing below.

     The unaudited pro forma consolidated financial information of ASI appearing below is based on financial statements prepared in accordance with U.S. GAAP. These principles require the extensive use of estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (2) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31, 1999
                                                      -----------------------------------------
                                                                    PRO FORMA        PRO FORMA
                                                        ACTUAL      ADJUSTMENT      AS ADJUSTED
                                                      ----------    ----------      -----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets:
  Cash and cash equivalents.........................  $   56,469    $  184,900(a)   $  241,369
  Restricted cash...................................      41,086        (2,881)(b)      38,205
  Bank deposits.....................................     105,414                       105,414
  Accounts and notes receivable
     Trade, net of allowance for doubtful
       accounts.....................................       3,416                         3,416
     Due from affiliates, net of allowance for
       doubtful accounts............................      29,377                        29,377
     Other..........................................      22,797                        22,797
  Short-term loans to affiliates, net...............       4,464                         4,464
  Inventories.......................................      41,949        (7,984)(b)      33,965
  Other current assets..............................       6,894                         6,894
                                                      ----------    ----------      ----------
          Total current assets......................     311,866       174,035         485,901
Non-current bank deposits...........................         204                           204
Restricted cash.....................................          73                            73
Investments
  Available for sale................................      28,128                        28,128
  Affiliated companies..............................      18,550                        18,550
Long-term receivables
  Due from affiliate................................         250                           250
  Others............................................       2,906                         2,906
Property, plant and equipment, less accumulated
  depreciation......................................   1,037,935      (398,932)(b)     639,003
Deferred tax asset-noncurrent.......................      53,212                        53,212
Other assets........................................      34,345        (5,690)(b)      28,655
                                                      ----------    ----------      ----------
          Total assets..............................  $1,487,469    $ (230,587)     $1,256,882
                                                      ==========    ==========      ==========
Current liabilities:
  Short-term borrowings.............................  $   69,328    $               $   69,328
  Current portion of long-term debt.................      73,882       (73,882)(d)          --
  Trade accounts and notes payable..................      48,902                        48,902
  Other accounts payable............................      77,141                        77,141
  Accrued expenses..................................       3,850                         3,850
  Forward contract liability........................      15,364                        15,364
  Other current liabilities.........................      13,318                        13,318
                                                      ----------    ----------      ----------
          Total current liabilities.................     301,785       (73,882)        227,903
Long-term debt, net of current portion and discounts
  on debentures.....................................     875,175      (606,911)(d)     268,264
Long-term obligations under capital leases, net of
  current portion...................................     429,590      (403,607)(d)      25,983
Accrued severance benefits, net.....................      48,757       (45,100)(c)       3,657
Liability for loss contingency......................     129,912      (117,000)(e)      12,912
Other long-term liabilities.........................          --                            --
                                                      ----------    ----------      ----------
          Total liabilities.........................  $1,785,219    (1,246,500)        538,719
                                                      ----------    ----------      ----------
          Total stockholders' equity................    (297,750)    1,015,913(f)      718,163
                                                      ----------    ----------      ----------
          Total liabilities and stockholders'
            equity..................................  $1,487,469    $ (230,587)     $1,256,882
                                                      ==========    ==========      ==========

(a) Represents the amount to be used for FAB investment and other operational needs.

(b)  Represents the assets of K1, K2 and K3 to be sold.

(c)  Represents severance benefits to be paid upon sale of K1, K2 and K3.

(d) Represents payment of debt using proceeds from the proposed sale of K1, K2 and K3, Amkors' proposed equity investment and the proposed conversion of debt to equity by ASI's creditor banks as follows:

     Proposed conversion of debt to equity by ASI creditor
       banks.....................................................  $  125,400
     Proposed equity investment by Amkor, excluding the portion
       used for FAB investment...................................     309,000
     Net cash proceed from the proposed sale of K1, K2 and K3
       available for debt payment................................     650,000
                                                                   ----------
               Total debt assumed to be paid on January 1,
                1999.............................................  $1,084,400
                                                                   ==========

(e) Represents the amount to be used for the payment to eliminate guarantee obligations provided for Anam Construction and Anam Electronics.

(f) Represents proposed conversion of debt equity by ASI creditor banks, proposed equity investment by Amkor and gain on proposed sale of K1, K2 and K3, net of related tax expense.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                           FOR THE YEAR ENDED DECEMBER 31, 1999
                                                        ------------------------------------------
                                                           ASI         PRO FORMA        PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS      AS ADJUSTED
                                                        ----------    -----------      -----------
                                                                      (IN THOUSANDS)
INCOME STATEMENT DATA:
Sales.................................................  $ 285,925      $                $285,925
Cost of sales.........................................    239,632                        239,632
                                                        ---------      ---------        --------
Gross profit..........................................     46,293             --          46,293
                                                        ---------      ---------        --------
Operating expenses
  Research and development............................         87                             87
  Amortization of goodwill............................         --                             --
  Provision for doubtful accounts.....................        901                            901
  Impairment of long-lived assets.....................         --                             --
  Selling and administrative expenses.................     24,267                         24,267
                                                        ---------      ---------        --------
          Total operating expenses....................     25,255             --          25,255
                                                        ---------      ---------        --------
Operating income (loss)...............................     21,038             --          21,038
                                                        ---------      ---------        --------
Other (income) expense
  Interest income.....................................     (5,902)                        (5,902)
  Interest expense....................................    185,315       (150,657)(a)      34,658
  Foreign currency (gains) loss.......................     33,198        (25,972)(b)       7,226
  Loss (gain) from disposal of investments............        601                            601
  Loss on valuation of inventories....................      2,041                          2,041
  Impairment loss on loans to affiliates..............     22,646                         22,646
  Guarantee obligation loss...........................         --                             --
  Other, net..........................................    (24,889)                       (24,889)
                                                        ---------      ---------        --------
          Total other (income) expense................    213,010       (176,629)         36,381
                                                        ---------      ---------        --------
Income (loss) from continuing operations before income
  taxes, equity in loss of affiliates and minority
  interest............................................   (191,972)       176,629         (15,343)
Equity in loss of unconsolidated affiliates...........     31,787             --          31,787
                                                          223,759         76,629         (47,130)
Provision for income taxes............................    (54,000)        54,402(d)          402
                                                        ---------      ---------        --------
Income (loss) from continuing operations..............   (169,759)       122,227         (47,532)

(a) Represents the elimination of interest expense related to debt which was assumed to be paid off and the conversion of debt to equity as follows:

  Conversion of debt to equity in October, 1999.............  $   82,200
  Net cash proceed from sale of K4 used for debt payment....     520,100
  Proposed conversion of debt to equity by ASI creditor
     banks..................................................     125,400
  Proposed equity investment by Amkor, excluding the portion
     used for FAB investment................................     309,000
  Net cash proceed from the proposed sale of K1, K2 and K3
     available for debt payment.............................     650,000
                                                              ----------
          Total debt assumed to be paid on January 1,
           1999.............................................  $1,686,700
                                                              ==========

(b) Represents the elimination of foreign currency (gain) loss related won currency debt which in assumed to be paid off.

(c) Income from discontinued operations and gain on sale of K4 is eliminated.

(d) Represents income tax expense due to the pro forma adjustments.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       AMKOR TECHNOLOGY, INC.



                                       By: /s/ Kenneth T. Joyce
                                           ------------------------
                                           Kenneth T. Joyce
                                           Chief Financial Officer

                                       Dated:  March 10, 2000